Exhibit 99.1

AEROGEN, INC. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Mountain View, CA, April 29, 2004 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the quarter ended March 31, 2004.  The net loss for the quarter ended March 31, 2004 was $4.4 million, or $0.98 per share, compared with a net loss of $4.3 million, or $1.05 per share, for the same period in 2003, and $5.1 million, or $1.22 per share in the quarter ended December 31, 2003.  The increase in net loss over the same period in the prior year was primarily the result of lower revenues associated with the inability to make product shipments during the quarter ended March 31, 2004 due to working capital constraints, imputed interest expense resulting from the beneficial conversion feature of the convertible debenture and the value of the associated warrants, partially offset by lower operating expenses.

Revenues for the quarter ended March 31, 2004 were $1.1 million, compared with $1.6 million for the same period in 2003, and $1.0 million in the quarter ended December 31, 2003.  Product sales were $0.8 million in the quarter ended March 31, 2004, compared with $1.3 million for the same period of 2003, and $0.5 million in the quarter ended December 31, 2003.  There were no research and development revenues in the quarter ended March 31, 2004, compared with $165,000 in the same quarter of 2003, and $182,000 in the quarter ended December 31, 2003.  Royalty revenues were $250,000 in the quarter ended March 31, 2004, compared to $125,000 in the same quarter of 2003 and $250,000 for the quarter ended December 31, 2003.

Cost of products sold was $0.7 million for the quarter ended March 31, 2004, compared with $0.8 million for the same period of 2003, and $0.6 million in the quarter ended December 31, 2003.

Research and development expenses for the quarter ended March 31, 2004 were $1.9 million, compared with $3.2 million for the same period in 2003, and $2.6 million for the quarter ended December 31, 2003.  The decrease in research and development spending was primarily due to the reduction in payroll expenses resulting from fewer employees and lower facility expenses.

Selling, general and administrative expenses for the quarter ended March 31, 2004 were $2.0 million, compared with $1.9 million for the same period in 2003, and $1.6 million in the quarter ended December 31, 2003.

During the quarter ended March 31, 2004, Aerogen raised a total of $15.8 million in equity and debt financing.  An additional $17.7 million has been committed by the same investors subject to stockholder approval at Aerogen’s Annual Meeting of Stockholders scheduled for May 10, 2004.  The cash provided by these financing activities eliminated Aerogen’s recent working capital constraints, permitting the Company to resume product shipments that it believes will eliminate the approximately $492,000 order backlog that existed as of March 31, 2004.  The Company has also resumed, in full, its manufacturing activities and programs associated with the development of proprietary drug products.

“The results of our first quarter were adversely impacted by our limited working capital, which resulted in reduced product build and shipments.  We are delighted to now have available the financial resources to further the development of our programs for improving respiratory therapy for critically ill patients.  Our team is focused on the execution of a well thought through business plan, and we look forward to reporting our progress throughout the year,” said Dr. Jane E. Shaw, Aerogen Chairman and Chief Executive Officer

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ™ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care and home settings.  Aerogen currently markets the Aeroneb® Professional Nebulizer System for use in the hospital, and has commercialized its Aeroneb® Go Nebulizer for home use through its partner, Medical Industries America Inc.  Aerogen last year announced the completion of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking.  As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-K for 2003.  Aerogen does not undertake any obligation to update forward-looking statements.

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS ATTACHED

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Aerogen, Inc.

Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Revenues:
Product sales	$849	$1,278
Research and development	—	165
Royalty and other	250	125
Total revenues	1,099	1,568

Costs and expenses:
Cost of products sold	737	834
Research and development	1,933	3,205
Selling, general and administrative	2,005	1,904
Total costs and expenses	4,675	5,943

Loss from operations	(3,576)	(4,375)

Interest income/(expense), net	(560)	38
Other income/(expense), net	(219)	40

Net loss	$(4,355)	$(4,297)
Net loss per share, basic and diluted	$(0.98)	$(1.05)
Weighted - average shares used in computing net loss per share, basic and diluted	4,456	4,079

Aerogen, Inc.

Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$12,635	$762
Accounts receivable, net	513	445
Inventories, net	324	301
Prepaid expenses and other current assets	622	428
Total current assets	14,094	1,936

Property and equipment, net	3,735	3,901
Goodwill and other intangible assets, net	1,872	1,931
Restricted cash	900	1,200
Other assets	632	608
Total assets	$21,233	$9,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$565	$937
Deferred revenue, current	500	500
Convertible debt, net	1,550	1,486
Accrued liabilities	2,934	1,194
Total current liabilities	5,549	4,117

Deferred long-term revenue	1,928	1,875
Deferred rent	145	1,658
Other long-term liabilities	238	246
Total liabilities	7,860	7,896

Stockholders’ equity:
Common stock, par $0.001	5	4
Preferred stock, par $0.001	5	—
Additional paid-in capital	126,802	110,991
Notes receivable from stockholders	(283)	(280)
Deferred stock-based compensation, net	(147)	(264)
Accumulated other comprehensive income	817	700
Accumulated deficit	(113,826)	(109,471)
Total stockholders’ equity	13,373	1,680
Total liabilities and stockholders’ equity	$21,233	$9,576

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